Yahoo! EIP	Exhibit 10.15

Yahoo! Executive Incentive Plan

February 2010

I. Introduction

A. Applicability

1.	Employees eligible to participate in the Yahoo! Inc. Executive Incentive Plan (the “EIP” or “this Plan”) are those employees of Yahoo! Inc. and its subsidiaries (collectively, the “Company”) at job levels E3, E4, E5 and EX. The Compensation Committee of Yahoo!’s Board of Directors (the “Compensation Committee”) has the sole discretion to determine whether the EIP will be offered to any executive for whom the Compensation Committee sets the executive’s compensation level (an “Executive Officer”). Yahoo!’s Chief Executive Officer (“CEO”) or his or her designee will determine whether any other eligible person (other than an Executive Officer) is a participant. Participants will be notified in writing of their participation in this Plan and will be provided with a copy of the EIP, which they must sign and accept in order to participate (any person so notified who timely accepts participation is referred to as a “Participant”).

2.	The Compensation Committee reserves the right to amend, modify or terminate the EIP, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations. The Compensation Committee may remove any individual (and the CEO may remove any individual other than an Executive Officer) from participation in the EIP at any time.

B. Objectives of the EIP

•	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;

•	To recognize the role of senior leadership in the success of the Company;

•	To reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and

•	To encourage collaboration and teamwork across the Company.

II. EIP Elements

A. Target Awards

A target cash bonus award (“Target Award”) will be established for each Participant. Target Awards are determined by position level and will be typically expressed as a percentage of a Participant’s annual base salary rate as of the last day of the applicable fiscal year, where such salary rate does not include other forms of compensation (such as, without limitation, expense reimbursements, superannuation, bonus payments, long-term incentives, overtime compensation, and other variable compensation). Target Awards may also be a specified fixed dollar (or local currency) amount.

Target Awards for Executive Officers may be reviewed and revised in the sole discretion of the Compensation Committee. Target Awards for other Participants may be reviewed and revised in the sole discretion of the CEO or his or her designee.

This EIP and Target Awards do not constitute a guarantee of or entitlement to a bonus payment. A Participant’s actual bonus payment may vary from his or her Target Award.

February 2010

B. EIP Bonus Pool Funding

Individual Target Awards will be aggregated to determine the Company’s target bonus pool (the “Target Bonus Pool”) for the applicable fiscal year. The actual EIP bonus pool (the “EIP Bonus Pool”) for the applicable fiscal year may vary from 50% to 200% of the Target Bonus Pool for that year based on the Company’s actual Operating Income for that year (the “Operating Income”) and actual Revenue for that year (“Revenue”). The Compensation Committee will establish prior to March 31 of the applicable fiscal year an Operating Income target for that year (“Operating Income Target”) and a Revenue target for that year (“Revenue Target”). The EIP Bonus Pool for a particular fiscal year will be determined as follows:

•	If the Operating Income equals or exceeds the Operating Income Target, the EIP Bonus Pool will be funded at 100% of the Target Bonus Pool, subject to adjustment as described below.

•

For every 1% (or fraction thereof) that the Operating Income exceeds the Operating Income Target, the EIP Bonus Pool will be funded at an additional equal percentage of the Target Bonus Pool (e.g., if Operating Income exceeds the Operating Income Target by 1.5%, the EIP Bonus Pool will be funded at an additional 1.5% of the Target Bonus Pool). The percentage (if any) by which the Operating Income exceeds the Operating Income Target is referred to as the “Incremental Bonus Pool Allocation” (which may be subject to increase as set forth below).

•

For every 1% (or fraction thereof) that the Operating Income is less than the Operating Income Target, the EIP Bonus Pool will be decreased by an amount equal to 2.5 times that percentage of the Target Bonus Pool (e.g., if Operating Income is 1.5% less than the Operating Income Target, the EIP Bonus Pool will be decreased by 3.75% of the Target Bonus Pool).

•	If the Operating Income exceeds the Operating Income Target, and the Revenue exceeds the Revenue Target, then the Incremental Bonus Pool Allocation referenced above will be increased as follows:

•	If the Revenue exceeds the Revenue Target by less than 3% the Incremental Bonus Pool Allocation will be multiplied by 1.5.

•	If the Revenue exceeds the Revenue Target by at least 3% but less than 5%, the Incremental Bonus Pool Allocation will be multiplied by 2.

•	If the Revenue exceeds the Revenue Target by at least 5%, the Incremental Bonus Pool Allocation will be multiplied by 2.5.

•	In no event, however, will the EIP Bonus Pool be funded at a level less than 50% of the Target Bonus Pool or at a level greater than 200% of the Target Bonus Pool.

The terms “Operating Income” and “Revenue” are used as defined in Appendix A.

C. EIP Bonus Pool Allocation and Individual Awards

Allocation of the EIP Bonus Pool among the Participants in a particular fiscal year will be determined based on a combination of Company performance and individual performance. Payout of seventy percent (70%) of each Participant’s EIP Target Award will be determined based on the Company’s actual Operating Income and actual Revenue performance against the Operating Income Target and Revenue Target, respectively, for the applicable fiscal year. The remainder of a Participant’s EIP bonus will be determined based on the Participant’s individual performance and relative contribution as determined by the CEO or his or her designee (or by the Compensation Committee in the case of Executive Officers) in his/her or its sole discretion.

February 2010

The calculation of a Participant’s EIP bonus will be made in conjunction with the Company’s Focal Review Process for the applicable fiscal year, which shall occur in the first quarter of the following fiscal year and follow the process below.

Step 1: Determine the total EIP Bonus Pool as described in Section B.

Step 2: Determine the portion of the EIP Bonus Pool payable to each Participant for Company performance:

Individual Target Award (Dollars) X EIP Bonus Pool Funding % X 70%	=	EIP Bonus for Company Performance

Step 3: Determine the portion of the EIP Bonus Pool payable to each Participant for individual performance.

The CEO or his or her designee shall determine the portion of the EIP bonus for the non-Executive Officer Participants based on individual performance and relative contribution. The Compensation Committee shall determine the portion of the EIP bonus for Executive Officers based on individual performance and relative contribution.

Step 4: Calculate the total EIP bonus to be paid to each Participant:

a) Portion of EIP Bonus for Company Performance	=	Amount determined in Step 2

b) Portion of EIP Bonus for Individual Performance	=	Amount determined in Step 3
Total EIP Bonus	=	Sum of (a + b)

The aggregate total of bonuses payable to all Participants under this Plan for a particular fiscal year shall not exceed the EIP Bonus Pool determined as described in Section B above for that year.

Any EIP bonus payable to a Participant under this Plan shall not be considered as “salary” in any circumstance and shall not be included in calculations for overtime pay, retirement benefits, severance, or any other benefits under any applicable plan, policy, agreement or applicable law.

III. TERMS AND CONDITIONS

A. EIP Effective Period

Each fiscal year covered by this Plan is the period from January 1 to December 31 of the applicable fiscal year. This EIP supersedes all previous executive cash incentive plans, management incentive plans (MIP), or leadership bonus plans and agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.

February 2010

B. Date for Incentive Payments

EIP bonuses paid under this Plan are not earned until paid. It is a condition for EIP eligibility that Participants must be employed, and not under notice of termination given by the Company or the Participant (if applicable), on the payment date of the EIP bonuses (except as otherwise provided in Section I – Terminations of Employment). Payment will not occur until after financial results for the applicable fiscal year are determined by the Company and the Focal Review process for the applicable year is completed.

C. Form and Timing of Payment

If the conditions for payment described above are met, the EIP bonus will be payable in a lump sum cash payment (in local currency), subject to required payroll deductions and tax withholdings no later than March 15 of the year following the end of the applicable fiscal year (except that, in the case of Participants not on the United States payroll of the Company at the start of the applicable fiscal year and who are not added to the United States payroll of the Company during the applicable fiscal year, payment will occur not later than March 31 of the year following the end of the applicable fiscal year).

D. New Hires

If an employee is hired on or before October 1 of the applicable fiscal year into a position that qualifies for the EIP, the employee will participate in the EIP only if the Company notifies the employee in writing that he or she is a Participant under the EIP for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of hire.

Employees who are hired after October 1 of the applicable fiscal year will not be considered Participants under the EIP for that fiscal year.

E. Transfers

If a Participant transfers from one EIP-eligible position to another during the applicable fiscal year, the following guidelines shall apply:

•

If the Participant has a different Target Award upon transfer, his/her annual Target Award amount may be prorated based on the Target Award percentages for the amount of time spent in each position during the fiscal year.

•

If a Participant transfers mid-year from an EIP-eligible position to one that is not EIP eligible (for example, a transition from a role that participates in the EIP to a position that is covered by a sales incentive plan), the Compensation Committee with respect to Executive Officers (or the CEO or his or her designee with respect to non-Executive Officers), in its sole discretion, may award the employee an EIP bonus based on a prorated EIP Target Award. Any such payment will be paid at the same time as other EIP payments are paid.

•	EIP eligibility for employees participating in a global assignment during the applicable fiscal year will be handled on a case-by-case basis based on individual facts and circumstances.

The Compensation Committee with respect to Executive Officers (and the CEO or his or her designee with respect to non-Executive Officers) has the sole discretion to pro-rate, reduce, offset, or eliminate EIP bonuses to account for advances or payouts to employees under other bonus plans in effect during the same fiscal year, or for other reasons as it deems appropriate.

February 2010

F. Promotions into EIP-Eligible Positions

If a Participant is promoted from one EIP-eligible position to another, the payouts will be administered the same as described above for Transfers. If an employee is not in a position that is eligible for the EIP and is promoted to an EIP-eligible position during the applicable fiscal year, the Compensation Committee or the CEO or his or her designee as applicable, may select the employee for participation in the EIP by notifying the employee that he or she is a Participant under the EIP. The employee’s Target Award amount for the fiscal year shall be prorated based on the date of the promotion.

G. Adjustments to Target Awards

The Compensation Committee in its sole discretion can approve adjustments to Target Awards for Executive Officers during the applicable fiscal year. The CEO or his or her designee in his or her sole discretion may approve adjustments to Target Awards for other Participants during the applicable fiscal year. Any such changes will be communicated to the Participant in writing. Any payout amount may be prorated based on the effective date of the change to the Target Award as determined by the Compensation Committee or the CEO or designee thereof, as applicable. Any adjustment to a Target Award will result in a corresponding adjustment to the Target Bonus Pool.

H. Leaves of Absence and Part-Time Employees

To the extent permitted by applicable law, the amount of the EIP bonus may be prorated for Participants who have been on an approved leave of absence of more than 90 days during the fiscal year and for Participants who work less than full-time.

I. Terminations of Employment

To the extent permitted by applicable law, Participants whose employment is voluntarily or involuntarily terminated (with or without cause) by the Participant or the Company or are under notice of termination given by either party (if applicable) prior to the payment date of the EIP bonus will not be eligible for and shall not receive any EIP bonus.

Participants whose employment terminates due to the employee’s total disability during the applicable year will be eligible for a prorated EIP bonus, based on the date of termination, and paid at the time other EIP bonuses are paid under the EIP, to the extent permitted by local law. If a Participant dies during the applicable fiscal year, the EIP bonus will be prorated based on the date of death and paid to the estate of the deceased Participant, at the time other EIP bonuses are paid.

J. EIP Interpretation

The EIP shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of the EIP may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

February 2010

The provisions of this EIP are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining EIP provisions.

This Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under, Section 409A of the United States Internal Revenue Code of 1986, as amended.

K. Exceptions and Modifications

All exceptions, adjustments, additions, or modifications to the EIP require the written approval of the Compensation Committee, or its designee(s).

This version of the EIP is first effective with respect to 2010. All aspects of the EIP (including, but not limited to, financial targets, Target Awards, performance measures, and funding formulas) may be reviewed and revised at any time without advance notice in the sole discretion of the Compensation Committee.

L. Employment At-Will (U.S. Employees only)

The employment of all Participants in the United States is “at will” and is terminable by either the Participant or Yahoo! at any time, with or without advance notice and with or without cause. This EIP shall not be construed to create a contract of employment for a specified period of time between Yahoo! and any U.S. Participant.

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February 2010

M. EIP Acknowledgement

By signing below, the Participant acknowledges that the Participant has read, comprehended, and agreed to this EIP and will abide by the guidelines outlined herein for all bonus payments. The EIP sets forth the entire agreement and understanding between the Company and the Participant relating to the subject matter herein and supersedes and replaces any and all prior plans, agreements, discussions and understandings whether oral or written regarding these subject matters including but not limited to any provision regarding cash incentive plan compensation contained in a Participant’s employment agreement, if any.

I have read and understood the provisions of this EIP and hereby agree to and accept its terms:

Participant (print name)

Signature

Title

Date

CC: Personnel File

February 2010

Appendix A

“GAAP” means U.S. generally accepted accounting principles.

“Operating Income” as to a particular fiscal year means the Company’s income from operations for that fiscal year as determined by the Company in accordance with GAAP and reflected in its annual financial statements.

“Plan” as to a particular fiscal year means the Company’s financial plan for that fiscal year used by the Compensation Committee to set the Operating Income Target and Revenue Target for that fiscal year.

“Revenue” as to a particular fiscal year means the Company’s revenue for that fiscal year as determined by the Company in accordance with GAAP and reflected on its annual financial statements.

“Search Agreement” means the Search and Advertising Services and Sales Agreement between the Company and Microsoft Corporation (“Microsoft”).

For purposes of calculating Operating Income and Revenue for a particular fiscal year, the Operating Income and Revenue (actual or target, as appropriate) for that year shall be adjusted (without duplication) for the following items to the extent such items were not included in the Plan:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP;

(b)	increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under GAAP;

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;

(e)	increased or decreased to eliminate the financial statement impact of goodwill and intangible asset impairment charges that are required to be recorded under GAAP;

(f)	increased or decreased to eliminate the financial statement impact of search costs to the extent such search costs are less than or exceed the estimated search costs expected to be paid or reimbursed by Microsoft reflected in the Plan solely as a result of the Microsoft transaction closing earlier or later than the closing date assumed in the Plan, the amount of such adjustment to be determined on the basis of the estimated monthly search costs assumed in the Plan (pro-rated to reflect an earlier or later closing date);

(g)	increased or decreased to eliminate the financial statement impact of transaction costs related to the Microsoft Agreement which are booked to specific Microsoft transaction cost centers and which are not reimbursed by Microsoft;

February 2010

(h)	increased or decreased to eliminate the financial statement impact of any portion of the $150 million expense reimbursement payments received by the Company from Microsoft under the Search Agreement; and

(i)	increased or decreased to eliminate the financial statement impact of revenue recognition changes resulting solely from revenue sharing under the Search Agreement.

February 2010